EXHIBIT 99.1

IMPCO Completes 50% Purchase of BRC S.r.l.

Cerritos California, July 23, 2003 – IMPCO Technologies, Inc. [NASDAQ: IMCO] announced today that they have completed the final payment and the purchase of 50% of BRC S.r.l. The combination of the two companies creates the largest company in the alternative fuel industry with 17 manufacturing and assembly facilities, 27 office locations and over 550 employees doing business in over 50 countries.

IMPCO Technologies Inc., a global leader in the rapidly expanding alternative fuels industry has annual revenues approaching US $80 million. IMPCO is a recognized leader in the alternative fuel transportation and industrial markets.

BRC S.r.l., located in Italy, has annual sales approaching US $40 million and is a major global supplier of alternative gaseous fuel products and systems used in automobiles. BRC is widely known throughout the world as one of the foremost leaders in automotive gaseous fuel technologies.

Note Regarding Forward Looking Statements:

Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends. These and other such risks are discussed in the section of the Company’s eight-month transition report on Form 10K for the period ended December 31, 2002 entitled risk factors and other documents filed with the Securities and Exchange Commission.

For further information contact Mr. Dale Rasmussen, Investor Relations:

Email:	drasmussen@impcotechnologies.com

Phone:	+1-206-315-8242
Fax:	+1-206-315-8301

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